UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 31, 2007
APRIA HEALTHCARE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14316 (Commission File Number)	33-0488566 (I.R.S. Employer Identification No.)

26220 Enterprise Court Lake Forest, California (Address of principal executive offices)		92630 (Zip Code)
Registrant’s telephone number, including area code: (949) 639-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
SIGNATURES

Item 7.01. Regulation FD Disclosure
Historically, we have accounted for deferred revenues and deferred expenses related to equipment that we rent to patients under a “reimbursement contract” method. These deferred amounts were included in our consolidated financial statements for the year ended December 31, 2006 on which our independent registered public accountants, Deloitte & Touche LLP, issued an unqualified opinion. In the course of a recent review of our accounting for deferred revenue and deferred expenses, it was identified that we had incorrectly deferred revenue related to all of our capitated contracts and that we incorrectly deferred certain direct, indirect and overhead expenses. Based upon our review, and after further discussions concerning these issues with Deloitte & Touche LLP, we have concluded that the rental of such equipment should be accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases.” Under SFAS No. 13 a lessor is required to recognize rental income over the lease term. We bill for the rental of patient equipment on a monthly basis beginning on the date the equipment is delivered. Since deliveries can occur on any day during a month, revenue must be deferred for the amount of billings that apply to the next month.
The accounting for the deferral of expenses by lessors is addressed by SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” Under SFAS No. 91 only the direct costs associated with leases are to be deferred. Based upon our review we have re-evaluated the type and amount of costs to be deferred and in the future will only be deferring the direct costs associated with the initial rental period in accordance with SFAS No. 91. Our financial statements will be corrected accordingly.
In 2006, we made adjustments to our financial statements related to deferral of certain revenue and expenses pursuant to Staff Accounting Bulletin (“SAB”) No. 108 issued by the Securities and Exchange Commission which we disclosed in our Form 10-K for the year ended December 31, 2006. In the SAB 108 adjustment, we incorrectly deferred all capitated contract revenue and included the direct, indirect and overhead costs referred to above that should not have been deferred. Prior to the SAB 108 adjustment in 2006, we did not record any deferred revenues or deferred costs.

Management believes that the corrections will not be material to net income and diluted earnings per share of prior periods and has estimated that the impact of these corrections on net income and diluted earnings per share in our Statements of Income for the years ended December 31, 2006, 2005 and 2004 will be as follows:

	(in millions, except per share data)
	Year ended December 31,
	2006		2005		2004
		Diluted		Diluted		Diluted
	Net	Earnings	Net	Earnings	Net	Earnings
	Income	Per Share	Income	Per Share	Income	Per Share
As previously reported	$75.0	$1.75	$66.9	$1.37	$114.0	$2.27

As corrected	$74.3	$1.73	$68.5	$1.40	$112.0	$2.23
Management has estimated that the impact of the corrections on net income and diluted earnings per share in our Statements of Income for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 will be as follows:

(in millions, except per share data)
	Quarter ended						Year to date
	March 31, 2007		June 30, 2007		September 30, 2007		September 30, 2007
		Diluted		Diluted		Diluted		Diluted
	Net	Earnings	Net	Earnings	Net	Earnings	Net	Earnings
	Income	Per Share	Income	Per Share	Income	Per Share	Income	Per Share
As previously reported	$19.1	$0.44	$20.8	$0.47	$21.3	$0.48	$61.2	$1.39

As corrected	$20.9	$0.47	$19.3	$0.44	$20.9	$0.47	$61.0	$1.38
Management has estimated the impact of the corrections to deferred revenue and deferred expense on our Balance Sheets as of September 30, 2007 and December 31, 2006 will be as follows:

	(in millions)
	September 30, 2007		December 31, 2006
	Deferred	Deferred	Deferred	Deferred
	Revenue	Expense	Revenue	Expense
As previously reported	$33.4	$22.7	$32.3	$22.7

As corrected	$30.7	$2.9	$29.2	$3.0
Further, management has estimated that the cumulative effect of recording the corrections to retained earnings and stockholders’ equity at January 1, 2004 would be to decrease retained earnings and stockholders’ equity by $15.1 million, or 14.1% and 4.1%, respectively. The effect on retained earnings and stockholders’ equity as of December 31, 2006 would be a decrease of $10.7 million, or 3.0% and 2.6%, respectively. These amounts are subject to audit by our independent registered public accounting firm, Deloitte & Touche LLP. These corrections should be taken into account in conjunction with our prior filings.
After substantially completing our analysis of the accounting corrections necessary to reflect the findings of our review, on December 31, 2007, management concluded and the Audit Committee of our Board of Directors approved that — due solely to our accounting for deferred revenues and expenses related to the rental of equipment to patients — our financial statements should be corrected to make the above described adjustments.
In light of the Company’s determination that these corrections, individually and in the aggregate, are not material, we believe it would be appropriate to make these corrections in our 2007 Form 10-K. We have initiated discussions with the staff of the Securities and Exchange Commission to obtain the staff’s concurrence that it is not necessary to amend any of our previously filed Forms 10-K or 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APRIA HEALTHCARE GROUP INC. Registrant
/s/ Peter A. Reynolds
Peter A. Reynolds
Chief Accounting Officer and Controller

January 3, 2008